Exhibit 10.18

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between ROGUE WAVE SOFTWARE, INC. (“Rogue Wave”) and Charles M. O’Neill, with a principal residence at principal residence at 10 Valley Brook Road, Westboro, MA 01581(“Mr. O’Neill”) (collectively “Parties”) as of the Execution Date of this Agreement defined in paragraph 29 below.

WHEREAS, effective as of November 12, 2002, Mr. O’Neill tendered his resignation as Vice President of Professional Services and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions he may have held with Rogue Wave’s corporate affiliates, parents or subsidiaries;

WHEREAS, Rogue Wave has accepted the resignation tendered by Mr. O’Neill;

WHEREAS, the Parties wish to make the separation amicable but conclusive on the terms and conditions set forth herein; and

WHEREAS, Mr. O’Neill accepts the benefits of this Agreement with the acknowledgment that by its terms he has been fully and satisfactorily compensated and will receive no payment, compensation, or benefits relating in any manner to Mr. O’Neill’s employment with Rogue Wave or the separation thereof except as set forth in this Agreement.

II.     COVENANTS

NOW THEREFORE, in consideration of the above set forth recitals which are incorporated herein by reference and the mutual promises and covenants contained in this Agreement, it is hereby agreed by and between the Parties hereto as follows:

1.     RESIGNATION. Mr. O’Neill has tendered and Rogue Wave has accepted Mr. O’Neill’s resignation as Vice President of Professional Services and any and all other positions he may have held as an employee, officer, and director of Rogue Wave as well as any such positions he may have held with any of Rogue Wave’s corporate affiliates, parents or subsidiaries, effective as of November 12, 2002 (“Separation Date”).

2.     MODIFICATION AND SUBSTITUTION OF AGREEMENT. The Parties agree that this Agreement shall replace, modify, and completely supercede any obligations set forth in any former agreement, whether written or oral concerning the terms of Mr. O’Neill’s employment with, or separation from, Rogue Wave. This Agreement establishes the final agreement between the parties as to the obligations of Rogue Wave, and this Agreement may be altered only in a writing signed by the Chief Executive Officer of Rogue Wave Software, Inc.

3.     CONSIDERATION. Although Rogue Wave has no policy or procedure requiring payment of any severance benefits, Rogue Wave agrees to the following as part of this Agreement: Rogue Wave agrees to pay Mr. O’Neill $30,769.23 (Thirty thousand seven hundred sixty nine dollars and twenty three cents), less all legally required deductions and required withholdings (“Lump Sum Payment”). The Lump Sum Payment shall be made in a one-time payment within 10 days of the Execution Date of this Agreement. The Lump Sum Payment shall be by check and delivered by first class mail, overnight delivery, or hand delivery (at the sole option of Rogue Wave) to Mr. O’Neill at the address of his principal residence set forth above.

4.     INSURANCE. To the extent permitted by the federal COBRA law, applicable state laws, and the insurance policies and rules applicable to Rogue Wave, Mr. O’Neill will be eligible to continue his health insurance benefits. Mr. O’Neill acknowledges that Rogue Wave has provided him with a COBRA notification form setting forth Mr. O’Neill’s rights and responsibilities with regard to COBRA coverage. Should Mr. O’Neill timely elect to continue coverage pursuant to COBRA, Rogue Wave agrees to pay the premiums in the amount of the premium to that which Rogue Wave paid immediately prior to the Separation Date for Mr. O’Neill’s insurance coverage for a period beginning December 1, 2002 and concluding February 28, 2003 (“COBRA Payment Period”), unless this obligation is terminated earlier as set forth in this Agreement. Should Mr. O’Neill obtain employment during the COBRA Payment Period, Rogue Wave’s obligation under this paragraph shall forever cease upon the expiration of the waiting period (if any) for entitlement to insurance coverage through Mr. O’Neill’s new employer. Mr. O’Neill agrees to notify Rogue Wave in writing in the event Mr. O’Neill obtains employment during the COBRA Payment Period.

5.     SHARES SUBJECT TO OPTION. Pursuant to your stock option grant(s) and the plan(s) governing those grant(s) (the “Stock Plan”), vesting of your stock options will cease on your Separation Date. Any right to exercise any vested shares will be as set forth in your stock option grant notice, the stock option agreement, and the Stock Plan.

6.     OTHER COMPENSATION. Except as expressly provided herein, Mr. O’Neill acknowledges and agrees that Mr. O’Neill will not receive (nor is Mr. O’Neill entitled to receive) any consideration, compensation, payments, bonuses, commissions, reimbursements, incentive payments, stock, equity interests, stock options, or benefits of any kind. Mr. O’Neill further acknowledges and agrees that Rogue Wave has paid to Mr. O’Neill in full any and all wages, salary, accrued but unused vacation, floating holiday accrued but not taken, personal time off, commissions, bonuses, stock options, incentive payments and compensation due and owing, if any, as of the Separation Date. The Parties also agree that, except as provided in paragraph 14 of this Agreement supersedes any and all prior agreements concerning the obligations of Rogue Wave to Mr. O’Neill.

7.     DENIAL OF LIABILITY. The Parties acknowledge that any payment by Rogue Wave and any release by Mr. O’Neill pursuant to this Agreement are made to ensure that the separation is amicable, that in making any such payment or release, Rogue Wave and Mr. O’Neill in no way admit any liability to each other and that they expressly deny any such liability.

8.     NONDISPARAGEMENT. Mr. O’Neill agrees that he will not at any time disparage Rogue Wave nor any of its officers or directors to third parties in any manner likely to be harmful to Rogue Wave, its business reputation, or the personal or business reputation of its officers, directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, Mr. O’Neill shall respond truthfully, accurately and fully to any question, inquiry, or request for information when required by legal process.

9.     ROGUE WAVE PROPERTY. Prior to the Separation Date, Mr. O’Neill agrees to return to Rogue Wave all Rogue Wave documents in whatever form (and all copies thereof) and any and all other Rogue Wave property in Mr. O’Neill’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Rogue Wave files, notes, contracts, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, including any computer equipment, laptops, cellular telephones, pagers, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of Rogue Wave (and all reproductions thereof in any form including electronic or paper). Mr. O’Neill agrees that should he fail to comply with this paragraph of this Agreement, Rogue Wave may pursue any rights it has in law or in equity to recover such information, to prevent Mr. O’Neill’s use, disclosure, or destruction of such property, and to recover damages for Mr. O’Neill’s retention, use, disclosure, or destruction of Rogue Wave property.

10.     CONFIDENTIALITY/NON-DISCLOSURE. Mr. O’Neill acknowledges that confidentiality and nondisclosure of the terms of this Agreement are material considerations for the Parties entering into this Agreement. Mr. O’Neill acknowledges, represents, and agrees that he has not and will not discuss the terms or provisions of the Agreement with any current or former Rogue Wave employee except the Vice President of Human Resources and the Chief Executive Officer. As such, the provisions of this Agreement shall be held in strictest confidence by Mr. O’Neill and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports or faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibitions in this paragraph: (a) the Mr. O’Neill may disclose this Agreement in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; and (b) Mr. O’Neill may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Mr. O’Neill agrees and acknowledges that any breach of the foregoing provisions concerning confidentiality would cause damage to Rogue Wave in an amount that would be extremely difficult or impossible to calculate. Accordingly, Mr. O’Neill agrees that, in the event of any breach by Mr. O’Neill, his spouse, attorneys, accountants, or tax advisors of the foregoing provisions, Rogue Wave shall be entitled to liquidated damages in the amount of Twenty Five Thousand Dollars ($25,000). Mr. O’Neill explicitly agrees and acknowledges that this provision with respect to liquidated damages is reasonable under the circumstances existing at the time the Agreement was made.

11.     ADEA WAIVER AND RELEASE BY MR. O’NEILL. Mr. O’Neill acknowledges that Mr. O’Neillis knowingly and voluntarily waiving and releasing any rights Mr. O’Neillmay have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA Waiver and Release”). Mr. O’Neill acknowledges that the consideration given for this ADEA Waiver and Release, provided for in paragraph 4 above, is in addition to anything of value to which Mr. O’Neillwas already entitled. The parties agree and acknowledge that Mr. O’Neill has been advised by this writing, as required by the ADEA that: (a) this ADEA Waiver and Release does not apply to any claims under ADEA that may arise after the date that Mr. O’Neill signs this Agreement; (b) Mr. O’Neill has the right to and is advised to consult with an attorney prior to executing this Agreement; (c) Mr. O’Neill has forty-five days within which to consider this ADEA Waiver and Release (although Mr. O’Neill may choose to voluntarily execute this ADEA Waiver and Release earlier); (d) Mr. O’Neill has seven days following the execution of this Agreement to revoke Mr. O’Neill’s ADEA Waiver and Release by sending, via certified United States mail, written notice of revocation to the attention of Rogue Wave, Attn. Vice President of Human Resources; 5500 Flatirons Parkway, Boulder, CO 80301, and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Mr. O’Neill signs this Agreement, provided that the Company has also signed this Agreement by that date. The parties acknowledge and agree that revocation by Mr. O’Neill of the ADEA Waiver and Release is not effective to revoke Mr. O’Neill’s waiver or release of any other claims pursuant to this Agreement. The parties further agree that revocation by Mr. O’Neill of the ADEA Waiver and Release shall entitle Rogue Wave to recover any and all payments made by Rogue Wave in consideration for Mr. O’Neill executing and not revoking the ADEA Waiver and Release, as articulated in paragraph 2 and to recover the costs, expenses and attorney’s fees incurred in attempting to recover such payments.

12.     BUSINESS EXPENSE REIMBURSEMENT. Rogue Wave agrees to reimburse Mr. O’Neill for those reasonable business expenses he necessarily incurred in his capacity as a Rogue Wave employee prior the Separation Date to the extent such expenses are consistent with Rogue Wave’s policies in this regard. Mr. O’Neill acknowledges and agrees that Rogue Wave will not reimburse him for any expenses he incurred after the Separation Date. Mr. O’Neill must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement no later than 15 days after the Separation Date.

13.     REFERENCES. To coordinate Rogue Wave’s response to any inquiries from prospective employers seeking employment references concerning Mr. O’Neill, Mr. O’Neill agrees to direct such prospective employers exclusively to the Rogue Wave Vice President of Human Resources. Should the Vice President of Human Resources receive an inquiry, the Vice President (or an authorized agent acting on behalf of the Vice President) shall confirm Mr. O’Neill’s period of employment with Rogue Wave, the position he held, and the latest salary that he received as an employee and will state that company policy precludes the release of further information.

14.     NONDISCLOSURE OF PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENT. Mr. O’Neill agrees and acknowledges that he is bound, and will continue to be bound after the Execution Date of this Agreement, by the terms of the Employee Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) between Mr. O’Neill and Rogue Wave, executed by Mr. O’Neill on February 24, 1999, a copy of which is attached hereto as Exhibit A and which is incorporated herein as if set forth in full. Mr. O’Neill specifically acknowledges that, without limitation, he remains bound by a covenant not to compete with Rogue Wave for the period of time specified in the Confidentiality Agreement. Mr. O’Neill acknowledges that this restriction prohibits him, without limitation, from engaging in the design, development, marketing or sale of any product, service, process, system, or software that was marketed, sold, or under development by Rogue Wave (including Rogue Wave’s subsidiaries and divisions) at any time during Mr. O’Neill’s employment with Rogue Wave. Mr. O’Neill also specifically acknowledges that, without limitation, he remains bound by a covenant not to solicit Rogue Wave customers, employees, and partners. Nothing in this paragraph should be construed to narrow the obligations of Mr. O’Neill imposed by any other agreement, statute, case law or other source.

15.     RELEASE OF CLAIMS BY MR. O’NEILL. For the consideration set forth in this Agreement and the mutual covenants of Rogue Wave and Mr. O’Neill, Mr. O’Neill hereby releases, acquits and forever discharges Rogue Wave, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mr. O’Neill’s employment with Rogue Wave or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in Rogue Wave, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Federal Civil Rights Act of 1964, as amended; damages, attorney’s fees, court costs, or any expenses under Title VII of the Federal Civil Rights Act of 1964, as amended; the Federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Colorado Anti-Discrimination Act; the Age Discrimination in Employment Act; the Equal Pay Act of 1963, as amended; the Fair Labor Standard Act, as amended; Massachusetts General Laws c.151B; tort law, contract law; and wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; breach of the implied covenant of good faith and fair dealing, or any other obligation arising under any statute, regulation, rule, agreement or source of law. Mr. O’Neill agrees that in the event he brings a claim or charge covered by this release, or does not dismiss with prejudice and withdraw any claim covered by this release, in which he seeks damages against Rogue Wave or in the event he seeks to recover against Rogue Wave in any claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such claims or charges.

16.     TAX CONSEQUENCES. Mr. O’Neill expressly acknowledges that Rogue Wave has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Rogue Wave to Mr. O’Neill pursuant to this Agreement. Mr. O’Neill agrees to indemnify and hold Rogue Wave harmless for any and all claims or penalties asserted against Rogue Wave for failure to pay taxes due on any consideration provided by Rogue Wave pursuant to this Agreement.

17.     COOPERATION. Mr. O’Neill agrees to fully cooperate with Rogue Wave and make himself available to the company for any investigations or lawsuits involving Rogue Wave or its successors or assigns. Except for time spent in depositions or trial, Mr. O’Neill will be paid an hourly rate based on his final base salary for time spent at the request of Rogue Wave. Rogue Wave agrees to provide reasonable notice to Mr. O’Neill of the need to so participate in any investigation, deposition or trial and shall undertake in good faith to coordinate such time so as to not be a burden upon Mr. O’Neill’s new employment. Nothing in this Agreement will restrict or preclude Mr. O’Neill from, or otherwise influence Mr. O’Neill in, testifying fully and truthfully in legal, administrative, or any other proceedings involving Rogue Wave, as required by law or formal legal process.

18.     AGREEMENT NOT TO SEEK REEMPLOYMENT. As a free and voluntary act, Mr. O’Neill agrees never to seek or accept direct or indirect employment or consulting or contracting employment with Rogue Wave for a period of five (5) years from the Execution Date of this Agreement. If this provision is breached by Mr. O’Neill, the application will be rejected by Rogue Wave without any resulting liability for Rogue Wave. In the event Mr. O’Neill is employed as an employee, consultant, independent contractor, or otherwise, in contravention of the terms of this paragraph 18 of this Agreement, he shall be subject to summary dismissal or discharge without any resulting liability for Rogue Wave. Notwithstanding the foregoing, Rogue Wave and Mr. O’Neill agree that Mr. O’Neill may seek or accept employment as an employee, consultant, independent contractor, or sub-contractor with any person or entity that contracts with Rogue Wave, provided he does not work directly or indirectly on work related to Rogue Wave and that such employment does not violate Mr. O’Neill’s obligations under the Confidentiality Agreement or any state or federal law, including but not limited to the protection of Rogue Wave’s trade secrets. Mr. O’Neill represents that he does not currently have any application for employment pending with Rogue Wave.

19.     NO THIRD PARTY RIGHTS. The Parties agree that by making this Agreement, they do not intend to confer any benefits, privileges, or rights to others. The Agreement is strictly between the Parties hereto, subject to the terms of paragraph 23 below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

20.     VOLUNTARY AND KNOWINGLY. Mr. O’Neill acknowledges that, before executing this Agreement, he has been advised and given the opportunity to consult with counsel and has in fact sought and received advice from counsel of his own choosing, and was fully advised of his rights under law. Mr. O’Neill further acknowledges that he has reviewed this Agreement in its entirety, understands it, and voluntarily executes it.

21.     DUTY TO EFFECTUATE. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

22.     ENTIRE AGREEMENT. Except for those agreements expressly referenced herein, this Agreement, including Exhibits A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between Mr. O’Neill and Rogue Wave with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by the Chief Executive Officer of Rogue Wave.

23.     SUCCESSORS AND ASSIGNS. This Agreement, including Exhibit A, hereto, shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and insure to the benefit of each party, its heirs, successors and assigns.

24.     APPLICABLE LAW. The Parties agree and intend that Colorado statutes and case law shall govern any and all disputes arising between the Parties relating to, construing, interpreting, or enforcing this Agreement and relating to any other aspect of Mr. O’Neill’s employment with Rogue Wave.

25.     ARBITRATION. The Parties agree, that to submit any dispute between them concerning or arising out of this Agreement, or concerning or arising out of Mr. O’Neill’s employment with Rogue Wave, to resolution in final and binding arbitration in Denver, Colorado under the American Arbitration Association’s Rules for the Resolution of Employment Disputes before an arbitrator selected from the Judicial Arbiter Group located in Denver, Colorado. The parties agree that the arbitration proceedings shall not be open to the public. The arbitrator will be selected by mutual agreement of the parties, and such agreement shall not be unreasonably withheld. The decision of the arbitrator shall be final and binding. The arbitration award may be enforced in any court of competent jurisdiction. Each party will bear her/its own costs and attorneys’ fees incurred in connection with any arbitration, and no party or an attorney for any party shall seek or accept an award of attorneys’ fees under any statute, rule or order of court in connection with the lawsuit. The Parties agree that nothing in this paragraph shall prevent either Party from pursuing claims for temporary equitable relief concerning obligations under this Agreement in a court of competent jurisdiction. Any party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to arbitration under this paragraph.

26.    SEVERABLE.  If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

27.    ENFORCE ACCORDING TO TERMS.  The Parties intend this Agreement to be enforced according to its terms.

28.    EXECUTION DATE.  This Agreement is effective on the later of the dates that each of the Parties signed this Agreement (“Execution Date”).

29.    COUNTERPARTS.  This Agreement may be executed in one or more counterparts, any of which need not contain the signatures of more than one party but all signed counterparts taken together will constitute one and the same argument.

30.    SECTION HEADINGS.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

31.    EXPIRATION.  Unless otherwise agreed to by Rogue Wave in writing signed by an authorized Rogue Wave representative, this agreement must be executed by Mr. O’Neill and delivered to Rogue Wave no later than December 30, 2002, to be effective or binding on Rogue Wave.

IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

CHARLES M. O’NEILL, an individual	ROGUE WAVE SOFTWARE, INC., a Delaware corporation

/s/ Charles M. O’Neill	/s/ John Floisand
Charles M. O’Neill	By: Its:	John Floisand Chief Executive Officer

Date: November 15, 2002	Date: November 15, 2002

Exhibit A: Employee Proprietary Information and Inventions Agreement, filed as Exhibit 10.13, Exhibit D, to the Registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2001.